Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130 O: 858.350.2300 F: 858.350.2399
January 29, 2026
SpyGlass Pharma, Inc.
27061 Aliso Creek Rd., Suite 100
Aliso Viejo, California 92656
Re:     Registration Statement on Form S-1
Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-292779), as amended (the “Registration Statement”), filed by SpyGlass Pharma, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of up to 10,781,250 shares (including up to 1,406,250 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s common stock, $0.00001 par value per share (the “Shares”), to be issued and sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and representatives of the several underwriters named therein (the “Underwriting Agreement”).
We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In our examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (d) the legal competence of all signatories to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion that upon the effectiveness of the Company’s Amended and Restated Certificate of Incorporation, a form of which has been filed as an exhibit to the Registration Statement, the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.
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AUSTIN      BOSTON       BOULDER       BRUSSELS       CENTURY CITY       HONG KONG       LONDON       LOS ANGELES       NEW YORK       PALO ALTO
SALT LAKE CITY         SAN DIEGO       SAN FRANCISCO       SEATTLE       SHANGHAI       WASHINGTON, DC       WILMINGTON, DE

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement, and we consent to the use of our name wherever it appears in the prospectus forming part of the Registration Statement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C
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